Capital World Growth and Income Fund, Inc.
333 South Hope Street, Los Angeles, California 90071-1406
Phone (213) 486 9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74A through 74N, 74U1 and 74U2, 74V1 and 74V2, the complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$663,927
Class B	$24,400
Class C	$46,366
Class F	$46,327
Total	$781,020
Class 529-A	$12,202
Class 529-B	$954
Class 529-C	$2,109
Class 529-E	$505
Class 529-F	$278
Class R-1	$628
Class R-2	$5,653
Class R-3	$10,908
Class R-4	$9,479
Class R-5	$12,923
Total	$55,639

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.4500
Class B	$0.2884
Class C	$0.2814
Class F	$0.4457
Class 529-A	$0.4376
Class 529-B	$0.2685
Class 529-C	$0.2711
Class 529-E	$0.3745
Class 529-F	$0.4774
Class R-1	$0.2813
Class R-2	$0.2799
Class R-3	$0.3738
Class R-4	$0.4355
Class R-5	$0.4965

Item 74A through 74N
Condensed balance sheet data:

As of the end of current reporting period (000's omitted except for per share amounts)
A) Cash	$3,342
B) Repurchase agreements	-
C) Short-term debt securities other than repurchase agreements	$6,380,421
D) Long-term debt securities including convertible debt	$180,787
E) Preferred, convertible preferred, and adjustable rate preferred stock	$276,062
F) Common stock	$92,618,702
G) Options on equities	-
H) Options on all futures	-
I) Other investments	-
J) Receivables from portfolio instruments sold	$65,967
K) Receivables from affiliated persons	-
L) Other receivables	$461,887
M) All other assets	-
N) Total assets	$100,328,657

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,598,145
Class B	92,389
Class C	185,614
Class F	116,540
Total	1,992,688
Class 529-A	32,381
Class 529-B	4,001
Class 529-C	9,083
Class 529-E	1,539
Class 529-F	705
Class R-1	2,558
Class R-2	23,202
Class R-3	34,019
Class R-4	25,834
Class R-5	32,586
Total	165,908

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$46.28
Class B	$46.01
Class C	$45.86
Class F	$46.21
Class 529-A	$46.19
Class 529-B	$46.02
Class 529-C	$46.01
Class 529-E	$46.13
Class 529-F	$46.22
Class R-1	$45.96
Class R-2	$45.86
Class R-3	$46.06
Class R-4	$46.20
Class R-5	$46.30